NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts

Financial Dynamics

212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

Hot Topic/Torrid
Gantry Jackson
626-839-4681 – media

ALLIANCE DATA SIGNS LONG-TERM AGREEMENT WITH
LEADING SPECIALTY RETAILER

Alliance Data to Provide Private Label Credit Card Services for
Hot Topic’s Retailer Brand Torrid; Services to Enhance Existing Customer Loyalty Program

DALLAS, Texas, March 27, 2008 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a long-term agreement with leading specialty retailer Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) to provide private label credit card services for its Torrid branded stores. Headquartered in City of Industry, Calif., Hot Topic is a specialty retailer of young men and women’s apparel, accessories, music and gifts with 690 stores throughout the U.S. and Puerto Rico, and with fiscal 2007 net sales of $728 million. Torrid is Hot Topic’s newest multi-channel retail brand launched in 2001 providing plus-size, fashion-forward apparel and accessories for women through more than 150 stores nationwide and its website www.Torrid.com.

Under terms of the agreement, Alliance Data will provide private label credit card services including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions; and marketing services for Torrid.

Alliance Data’s private label credit card program will also complement and enhance Torrid’s existing divastyle® customer rewards program. More than 1 million Torrid customers are currently enrolled in divastyle, which rewards customers for purchases by offering discounts, invitations to exclusive in-store shopping events, and communications regarding fashion trends and new styles. Divastyle customers that sign up for a Torrid private label credit card will receive additional program benefits for purchases made on the private label credit card.

“We are committed to offering trend-focused fashion apparel and accessories that appeal to fashion-savvy customers, and Alliance Data’s integrated credit and marketing solution will allow us to further reinforce that brand promise and help us grow our business,” said Chris Daniel, president of Torrid. “Alliance Data brings to bear extensive retail industry experience and a turnkey private label credit card solution that will serve as an effective marketing tool that also nicely augments our current divastyle loyalty program. We look forward to working with Alliance Data to support our ongoing sales and growth goals.”

“Torrid is a great example of a specialty retailer that has built a distinctive brand and a loyal customer following, said Ivan Szeftel, president, Alliance Data’s Retail Services. “We are excited to partner with Torrid to build upon their divastyle program and create and deliver even more value to their customers. Our partnership mission is to increase Torrid’s retail sales; we’ll leverage our unique consumer insights, proprietary marketing approach, and branded customer care to accomplish this goal.”

About Hot Topic, Inc.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories, music and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of February 2, 2008 the company operated 690 Hot Topic stores in all 50 states and Puerto Rico, 151 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger with an affiliate of The Blackstone Group, including the risk that conditions to closing, including the condition relating to regulatory approvals, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in connection therewith. The Company cannot provide any assurance that the conditions to closing the transaction will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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